                                                             EXECUTION COPY

CREDIT AGREEMENT

Dated as of November 1, 2006

among

HOME SOLUTIONS OF AMERICA, INC.,
THE OTHER LENDERS PARTY HERETO
and

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Arranger and Sole Bookrunner

-i-

-ii-

-iii-

-iv-

	INDEX TO EXHIBITS

Exhibit	Description of Exhibit	Section

A	Borrowing Base Report	1.1
B	Compliance Certificate	1.1
C	Revolving Credit Note	1.1 and 2.1
D	Term Note	1.1 and 2.1
E	Guaranty Agreement	1.1
F	Security Agreement	1.1

	INDEX TO SCHEDULES

	Description of Schedules	Article/Section

	Disclosure Schedule	1.1 and VI

Annex I - List of Commitments

-v-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (the "Agreement"), dated as of November 1, 2006, is among HOME SOLUTIONS OF AMERICA, INC., a Delaware corporation (the "Borrower"), each of the lenders that is from time to time a party hereto (individually, together with its successors and assigns, a "Lender" and collectively, the "Lenders"), and TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent hereunder (in such capacity, the "Administrative Agent")

RECITALS

The Borrower has requested that the Lenders extend credit to the Borrower as described in this Agreement.  The Lenders are willing to make such credit available to the Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1              Definitions.  As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1 or in the provision, section or recital referred to below:

"AC" means Associated Contractors II, LLC.

"AC Acquisition" means the Borrower's acquisition of AC for up to $9,000,000 of cash and other consideration as described in an Agreement and Plan of Merger (as herein so called) dated as of October 26, 2006, by and among AC, Home Solutions of America, Inc., Home Solutions Restoration of Louisiana, Inc., Stephen Scott Sewell, William Aaron Bennett, William E. Edwards, William J. Bennett and BNOB Construction Services, LLC, delivered to the Administrative Agent and the Lenders prior to the date hereof.

"Administrative Agent" means the Person identified as such in the Introductory paragraph hereto, and includes its successors and assigns.

"Advance" means an advance to the Borrower pursuant to Article II and any advance made to cover any drawing under a Letter of Credit.

"Advance Request Form" means a certificate, in a form approved by the Administrative Agent, properly completed and signed by the Borrower requesting a Revolving Credit Advance.

"Affiliate" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person.  The term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Administrative Agent or any Lender be deemed an Affiliate of the Borrower or any of its Subsidiaries or Affiliates.

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"Aged Accounts Receivable Reserves" means any reserve specifically established against Aged Receivables to the extent deducted in determining Net Income for the period in question.

"Aged Receivables" means the aggregate face amount of accounts receivable of the Borrower and its Subsidiaries unpaid 180 days or more after invoice date.

"Agreement" has the meaning set forth in the introductory paragraph hereto, as the same may, from time to time, be amended, modified, restated, renewed, replaced, extended, waived, supplemented, or otherwise changed from time to time, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

"Assignment Agreement" means an agreement entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

"Base Rate" means for any day, a rate of interest equal to the higher of (i) the Prime Rate for such day or (ii) the sum of the Federal Funds Rate for such day plus one half of one percent (1/2 of 1%).

"Borrowing Base" means, at any time based on the current Borrowing Base Report, an amount equal to the sum of (a) 80% of the value of Eligible Accounts Receivable plus (b) 50% of the value of Eligible Poe Receivables, plus (c) the lesser of (i) $5,000,000 and (ii) 50% of the value of Eligible Inventory.

"Borrowing Base Report" means, as of any date of preparation, a certificate setting forth the Borrowing Base (in substantially the form of Exhibit A attached hereto) prepared by and certified by the chief financial officer of the Borrower.

"Borrower" means the Person identified as such in the Introductory Paragraph hereto, and its successors and assigns to the extent permitted by Section 11.8.

"Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in Texas are authorized or required by law to close.

"Capital Expenditure" means any expenditure by a Person for (a) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real property, a fixed asset or a similar type of capitalized asset in accordance with GAAP or (b) an asset relating to or acquired in connection with an acquired business, and any and all acquisition costs related to (a) or (b) above.

"Capitalized Lease Obligation" means the amount of Debt under a lease of Property by a Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

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"Change of Control" means the occurrence of either of the following events:

(a)        Any Person or "group" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the "beneficial owner" (as defined in Rules 13d‑3 and 13d‑5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 33‑1/3% of the voting power of all classes of stock of the Borrower; or

(b)        During any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election to such board of directors, or whose nomination for election by stockholders of the Borrower, was approved by a vote of two thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Borrower then in office.

"Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

"Collateral" has the meaning for such term set forth in Section 4.1.

"Commitment" means the Revolving Credit Commitment and the Term Loan Commitment.

"Compliance Certificate" means a certificate, substantially in the form of Exhibit B attached hereto, prepared by and executed by the chief financial officer (or other officer acceptable to the Administrative Agent) of the Borrower.

"Constituent Documents" means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization and operating agreement or regulations and/or other organizational and governance documents and agreements; and (g) in the case of any other entity, its organizational and governance documents and agreements.

"Current Maturities of Long-Term Indebtedness" means, in respect of a Person and as of any applicable date of determination thereof, that portion of Long-Term Indebtedness that should be classified as current in accordance with GAAP.

"Current Ratio" means the ratio of current assets to current liabilities.  The classification of current assets and current liabilities will be in accordance with GAAP at all times and any outstandings under the Revolving Credit Commitment will be classified as current liabilities, and current assets will be reduced by Aged Receivables, adjusted for any Aged Accounts Receivable Reserves.

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"Debt" means in respect of a Person at any time (without duplication):  (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days or are not otherwise being contested in good faith and for which appropriate reserves under GAAP are being maintained, (d) all Capital Lease Obligations of such Person, (e) all Debt or other obligations of others Guaranteed by such Person, (f) all obligations secured by a Lien existing on Property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person, (h) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person, (i) any liability under a sale and leaseback transaction that is not a Capital Lease Obligation, (j) any obligation under any so‑called "synthetic leases", (k) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheet of a Person, (l) all Letter of Credit Liabilities and other reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments, and (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan.  For purposes of calculating the financial covenants set forth in this Article IX only, Subordinated Debt shall be excluded.

"Debt Service Coverage Ratio" means, in respect of a Person and for any period of determination, the ratio, computed on a rolling four quarter basis, of (a) Net Income plus interest expense to (b) Current Maturities of Long-Term Indebtedness plus interest expense.

"Default" means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

"Default Interest Rate" has the meaning assigned to it in the Notes.

"Disclosure Schedule" means the schedule of the same name attached hereto.  Unless otherwise expressly stated in this Agreement, any reference in any Section of this Agreement to the Disclosure Schedule shall mean only reference to the particular part of the Disclosure Schedule that refers to such Section.

"Dollars" and "$" mean lawful money of the United States of America.

"Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender and (c) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the Issuing Bank, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld, conditioned or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

CREDIT AGREEMENT - Page 4

"Eligible Accounts Receivable" means, as of any applicable period of determination thereof, all accounts receivable (net of service charges, interest and finance fees) of the Borrower that are created in the ordinary course of business in which the Administrative Agent has a perfected first priority security interest, that are acceptable to the Administrative Agent in its reasonable discretion and that satisfy the following conditions:

(a)                The account complies with all applicable laws, rules, and regulations, including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z of the Board of Governors of the Federal Reserve System;

(b)               The account has not been outstanding for more than 180 days past the original date of invoice;

(c)                The account is owed by an account debtor where no more than 50% of the total accounts of such account debtor are past due for more than 180 days past the original date of invoice;

(d)               Accounts that are either progress billings or arise in connection with bonded contracts, or a combination thereof (provided, however, that if such aggregate exceeds $15,000,000 only the excess over $15,000,000 shall be ineligible);

(e)                The account does not represent a commission and the account was created in connection with (i) the sale of goods by the Borrower in the ordinary course of business and such sale has been consummated and such goods have been shipped and delivered and received by the account debtor, or (ii) the performance of services by the Borrower in the ordinary course of business and such services have been completed and accepted by the account debtor;

(f)                 The account arises from an enforceable contract, the performance of which has been completed by the Borrower;

(g)                The account does not arise from the sale of any good that is on a bill-and-hold, bartered, advance, pre-bill, guaranteed sale, sale-or-return, sale on approval, consignment, or any other repurchase or return basis;

(h)                The Borrower has good and indefeasible title to the account and the account is not subject to any Lien except Liens in favor of the Lender;

(i)                  The account does not arise out of a contract with or order from, an account debtor that, by its terms, prohibits or makes void or unenforceable the grant of a security interest by the Borrower to the Lender in and to such account;

(j)                 The account is not subject to any retainage, setoff, counterclaim, defense, dispute, recoupment, or adjustment other than normal discounts for prompt payment;

(k)               The account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs;

(l)                  The account is not evidenced by chattel paper or an instrument;

(m)              No default exists under the account by any party thereto;

CREDIT AGREEMENT - Page 5

(n)                The account debtor has not returned or refused to retain, or otherwise notified the Borrower of any dispute concerning, or claimed nonconformity of, any of the goods from the sale of which the account arose;

(o)               The account is not owed by an Affiliate, employee, officer, director or member of the Borrower;

(p)               The account is payable in Dollars by the account debtor;

(q)               The account debtor is domiciled in the United States of America;

(r)                 The account debtor is not the United States of America or any department, agency, instrumentality thereof except to the extent it is in compliance with the Assignment of Claims Act;

(s)                The account is not subject to specific assignment restrictions;

(t)                 The aggregate of all accounts owed by the account debtor and its Affiliates to which the account relates does not exceed 30% of all accounts owed by all of the Borrower's account debtors (provided, however, that if such aggregate exceeds such percentage of all Accounts, only such excess shall be ineligible); and

(u)                The Account is otherwise acceptable in the sole discretion of the Administrative Agent;

provided that the Administrative Agent shall have the right, with the consent of the Majority Lenders, to create and adjust eligibility standards and related reserves from time to time in its good faith credit judgment.

The amount of the Eligible Accounts owed by an account debtor to the Borrower shall be reduced by the amount of all "contra accounts" and other obligations owed by the Borrower to such account debtor.

"Eligible Inventory" means, as of any applicable date of determination, inventory of raw granite materials then owned by (and in the possession or under the control of) the Borrower, in each case held for sale or disposition in the ordinary course of the Borrower's business and in which the Administrative Agent has a perfected, first priority security interest, valued at the lower of actual cost or fair market value (net of reserves against inventory, including for obsolescence and in respect of damaged goods).  Eligible Inventory shall not include (a) inventory that has been shipped or delivered to a customer on consignment, a sale-or-return basis, or on the basis of any similar understanding, (b) inventory with respect to which a claim exists disputing the Borrower's title to or right to possession of such inventory, (c) inventory that has been cut to size, is not in good condition or does not comply with any applicable law, rule, or regulation or any standard imposed by any Governmental Authority with respect to its manufacture, use, or sale, (d) trade show inventory, pre-purchased software, valuation and testing units and inventory located in any country other than the United States of America, (e) inventory that the Administrative Agent, in its reasonable discretion, has determined to be unmarketable, obsolete or not readily saleable, granite raw materials other than (i) work-in-process inventory, and (ii) finished goods.

CREDIT AGREEMENT - Page 6

"Eligible Poe Receivables" means accounts that, except for the requirements of clauses (c) and (k) of the definition of "Eligible Accounts Receivable", are Eligible Accounts Receivable from an account debtor whose property was insured by Poe Insurance Company.  The exception for clause (c) will only be in effect from closing through and including June 30, 2007 and the Borrowing Base amount attributable thereto shall not exceed the lesser of (a) $10,000,000 and (b) 50% of the value of the Eligible Poe Receivables.

"Eligible Swap Counterparty" means, in respect of a Swap Contract, (i) the Administrative Agent, (ii) any Lender while such Person is a Lender hereunder and (iii) any Affiliate of a Lender.

"Environmental Laws" means any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as the same may be amended or supplemented from time to time.

"Environmental Liabilities" means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses, (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

"ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

"Event of Default" has the meaning specified in Section 10.1.

"Federal Funds Rate" means for any day an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (Dallas, Texas time) on such day on such transactions received by Lender from three Federal funds brokers of recognized standing selected by Lender in its sole discretion.

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"Fireline" means Fireline Restoration, Inc., a Florida corporation.

"Free Cash Flow" means, for any period of determination, (a) Net Income, plus (b) the sum of interest expense, depreciation and amortization, in each case for the applicable period.

"GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.  Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

"Governmental Authority" means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

"Guarantee" by any Person means any obligation or liability, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term "Guarantee" used as a verb has a corresponding meaning.

"Guarantor" means any Person who from time to time guarantees all or any part of the Obligations.  The term Guarantor includes each Subsidiary.  The initial Guarantors are Cornerstone Marble & Granite, Inc., Fiber-Seal Systems, L.P., Home Solutions Restoration of Louisiana, Inc., P.W. Stephens, Inc., Southern Exposure Unlimited of Florida, Inc., S.E. Tops of Florida, Inc., FSS Holding Corp., Southern Exposure Holdings, Inc. and Fireline.

"Guaranty" means a written guaranty of each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, in substantially the form of Exhibit D hereto, as the same may be amended, modified, restated, renewed, replaced, extended, waived, supplemented or otherwise changed from time to time in accordance with its terms.

"Hazardous Material" means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any  Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

CREDIT AGREEMENT - Page 8

"Intellectual Property means all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and other types of intellectual property, in whatever form, now owned or hereafter acquired.

"Issuing Bank" means TCB.

"Lender" and "Lenders" means the Person or Persons identified as such in the introductory paragraph hereto, and includes successors and assigns.

"Letter of Credit" means any letter of credit issued by the Issuing Bank for the account of or at the direction of the Borrower pursuant to Article II of this Agreement.

"Letter of Credit Liabilities" means, at any time, the sum of (a) the aggregate face amount of all outstanding Letters of Credit, plus (b) any amounts drawn under any Letters of Credit for which the Issuing Bank has not been fully reimbursed by the Borrower (unless the Issuing Bank, in its sole discretion, has cleared the drawn amount by means of an Advance under the Revolving Credit Note, in which case the drawn amount would not constitute a Letter of Credit Liability).

"Liabilities" means, in respect of a Person and as of any applicable date of determination thereof, at any particular time, all amounts which, in conformity with GAAP, would be included as liabilities on a balance sheet of such Person.

"Lien" means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

"Loan" means any Revolving Credit Advance or Term Loan Advance made in accordance with this Agreement.

"Loan Documents" means this Agreement, the Security Documents, each Guaranty, the Notes and all other promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, subordination agreements, and other instruments, documents, or agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, restated, renewed, replaced, extended, waived, supplemented, replaced, consolidated, substituted, or otherwise changed from time to time in accordance with their respective terms.

"Long-Term Indebtedness" means, in respect of a Person and as of any applicable date of determination thereof, all Debt (other than the aggregate outstanding principal balance of the Revolving Credit Note) which should be classified as "funded indebtedness" or "long‑term indebtedness" on a balance sheet of such Person as of such date in accordance with GAAP and includes, without limitation Capital Lease Obligations which should be so classified.

"Majority Lenders" means at any time while Loans are outstanding, the Lenders holding more than 50% of the aggregate Commitments or, if the commitment of each Lender to make Loans and the obligations of the Issuing Bank to issue Letters of Credit have terminated, the Lenders holding in the aggregate more than 50% of the total outstanding principal amount of the Loans; provided that that commitment of, and the portion of the total outstandings held by any defaulting Lender shall be excluded for the purposes of making a determination of the Majority Lenders.

CREDIT AGREEMENT - Page 9

"Marshall Debt" means the Debt owed by the Borrower to Brian Marshall pursuant to the acquisition transaction related to Fireline.

"Maximum Lawful Rate" means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by a Lender in accordance with applicable Texas law (or applicable United States federal law to the extent that such law permits a Lender to charge, contract for, receive or reserve a greater amount of interest than under Texas law).  The Maximum Lawful Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law.  Each change in any interest rate provided for herein based upon the Maximum Lawful Rate resulting from a change in the Maximum Lawful Rate shall take effect without notice to the Borrower at the time of such change in the Maximum Lawful Rate.

"Multiemployer Plan" means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

"Net Free Cash Flow" means the Free Cash Flow of the Borrower and Subsidiaries for the preceding two calendar quarters, minus (a) Aged Receivables, plus (b) Aged Accounts Receivable Reserves.

"Net Income" means, for any period and any entity, (without duplication) such entity's consolidated net income (or loss), plus (a) income tax expense, minus (b) the sum of (i) cash taxes actually paid, determined in accordance with GAAP net of extraordinary transactions, and (ii) dividends and distributions.

"Notes" means, collectively, all promissory notes (and "Note" means any of such Notes) executed at any time by the Borrower and payable to the order of a Lender, as the same may be amended, modified, restated, renewed, replaced, extended, supplemented, consolidated or otherwise changed and/or increased from time to time in accordance with their respective terms.

"Obligated Party" means the Guarantors or any other Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Obligations or any part thereof.

"Obligations" means all obligations, indebtedness, and liabilities of the Borrower, each Guarantor and any other Obligated Party to the Administrative Agent, any Lender, or any Eligible Swap Counterparty, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities under this Agreement, any Swap Contract, the other Loan Documents (including, without limitation, all Letter of Credit Liabilities), any cash management or treasury services agreements and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding) and all reasonable attorneys' fees and other expenses incurred in the enforcement or collection thereof.

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"OFAC" means the Office of Foreign Assets Control.

"Operating Lease" means any lease (other than a lease constituting a Capital Lease Obligation) of real or personal Property.

"Origination Fee" means $125,000.

"Patriot Act" means the Uniting and Strengthening America By Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107‑56, signed into law October 26, 2001).

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

"Percentage Share" means the percentage of the Commitments to be provided by a Lender under this Agreement as indicated on Annex I hereto, as modified from time to time to reflect any assignments permitted by this Agreement.

"Person" means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person's heirs, administrators, personal representatives, executors, successors and assigns.

"Plan" means any employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

"Prime Rate" means the rate of interest per annum quoted in the "Money Rates" section of The Wall Street Journal from time to time and designated as the "Prime Rate".  If such prime rate, as so quoted, is split between two or more different interest rates, then the Prime Rate shall be the highest of such interest rates.  If such prime rate shall cease to be published or is published infrequently or sporadically, then the Prime Rate shall be (i) the rate of interest per annum established from time to time by the Administrative Agent and designated as its base or prime rate, which may not necessarily be the lowest interest rate charged by the Administrative Agent and is set by the Administrative Agent in its sole discretion, or (ii) if the Administrative Agent does not publish or announce a base or prime rate, or does so infrequently or sporadically, then the Prime Rate shall be determined by reference to another base rate, prime rate or similar lending rate index, generally accepted on a national basis, as selected by the Administrative Agent in its sole and absolute discretion.

"Principal Office" means the principal office of the Administrative Agent, presently located at 2100 McKinney Avenue, Suite 900, Dallas, Texas 75201.

"Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

"Property" of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person.

"Related Indebtedness" has the meaning set forth in Section 12.24 of this Agreement.

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"Release" means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property.

"Remedial Action" means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

"Reportable Event" means any of the events set forth in Section 4043 of ERISA.

"Revolving Credit Advance" means any Advance made by a Lender pursuant to Section 2.1(a) of this Agreement.

"Revolving Credit Commitment" means the obligation of the Lenders to make Revolving Credit Advances pursuant to Section 2.1 in an aggregate principal amount at any time outstanding up to but not exceeding $45,000,000, subject, however, to termination pursuant to Section 10.2.

"Revolving Credit Note" means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit C hereto, as the same may be amended, modified, restated, renewed, replaced, extended, supplemented, consolidated, or otherwise changed and/or increased from time to time.

"Revolving Credit Termination Date" means 11:00 a.m., Dallas, Texas time on November 1, 2009, or such earlier date on which the Revolving Credit Commitment terminates as provided in this Agreement.

"Secured Parties" means the Administrative Agent, the Lenders and the Eligible Swap Counterparties.

"Security Agreement" means the Security Agreement of the Borrower and each of its Subsidiaries in favor of the Administrative Agent, for the benefit of the Secured Parties, in substantially the form of Exhibit E hereto, as the same may be amended, modified, restated, renewed, replaced, extended, waived, supplemented, or otherwise changed from time to time in accordance with its terms.

"Security Documents" means each and every Security Agreement, Guaranty, pledge, mortgage, deed of trust or other collateral security agreement required by or delivered to the Administrative Agent for the benefit of the Secured Parties from time to time to secure the Obligations or any portion thereof.

"Subordinated Debt" means any Debt of the Borrower (other than the Obligations) that has been subordinated to the Obligations by written agreement, in form and content reasonably satisfactory to the Administrative Agent and a Super Majority of Lenders, and which has been approved in writing by a Super Majority of Lenders as constituting "Subordinated Debt" for purposes of this Agreement.

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"Subordinated Lenders" means the holders of Subordinated Debt.

"Subsidiary" means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of the Subsidiaries or by the Borrower and one or more of the Subsidiaries; and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of the Borrower and the Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP.

"Super Majority" means at any time while Loans are outstanding, the Lenders holding 75% or more of the aggregate Commitments or, if the commitment of each Lender to make Loans and the obligations of the Issuing Bank to issue Letters of Credit have terminated, the Lenders holding in the aggregate more than 75% of the total outstanding principal amount of the Loans; provided that that commitment of, and the portion of the total outstandings held by any defaulting Lender shall be excluded for the purpose of making a determination of the Super Majority of Lenders.

"Swap Contract" means any agreement (including related confirmations and schedules) between the Borrower and an Eligible Swap Counterparty now existing or hereafter entered into which is, or relates to, a rate swap, basis swap, forward rate transaction, cap transaction, floor transaction, collar transaction or any other similar transactions (including any option with respect to any of these transactions) or any combination thereof.

"TCB" means Texas Capital Bank, National Association.

"Term Loan Advance" means the Advance made by the Administrative Agent to the Borrower pursuant to Section 2.1(c) of this Agreement in accordance with its terms.

"Term Loan Commitment" means the obligation of the Lenders to make Term Loan Advances pursuant to Section 2.1(c) in an aggregate principal amount up to but not exceeding $15,000,000, subject, however, to termination pursuant to Section 10.2.

"Term Loan Termination Date" means 11:00 a.m., Dallas, Texas time on November 1, 2009, or such earlier date on which the Term Loan Commitment terminates as provided in this Agreement.

"Term Note" means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit D attached hereto, as the same may be amended, restated, modified, renewed, extended, waived, supplemented, or otherwise changed and/or increased, from time to time.

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"UCC" means the Chapters 1 through 11 of the Texas Business and Commerce Code, as amended from time to time.

"Unused Fee" has the meaning specified in Section 2.3.

Section 1.2              Accounting Matters.  Any accounting term used in this Agreement or any other Loan Document shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, however, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the date of this Agreement unless the Borrower and the Administrative Agent shall otherwise specifically agree in writing.  That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

Section 1.3              Other Definitional Provisions.  All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined.  The words "hereof", "herein", and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all Article and Section references pertain to this Agreement.  Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

ARTICLE II

ADVANCES AND LETTERS OF CREDIT

Section 2.1              Advances.

(a)                Limitations on Advances.  The sum of (i) the aggregate amount of all outstanding Revolving Credit Advances, plus (ii) the aggregate amount of all outstanding Term Loan Advances, plus (iii) all Letter of Credit Liabilities shall not exceed the Borrowing Base at any time.

(b)               Revolving Credit Advances.  Subject to the terms and conditions of this Agreement, each Lender severally, and not jointly, agrees to make one or more Revolving Credit Advances to the Borrower from time to time from the date hereof to and including the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of its Percentage Share of the Revolving Credit Commitment, provided that the aggregate amount of all Revolving Credit Advances at any time outstanding shall not exceed the lesser of (i) the amount of the Revolving Credit Commitment or (ii) the sum of the Borrowing Base minus outstanding Term Loan Advances minus all Letter of Credit Liabilities.  Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, repay, and reborrow under the Revolving Credit Commitment.

(i)                  The Revolving Credit Notes.  The obligation of the Borrower to repay the Revolving Credit Advances and interest thereon shall be evidenced by a Revolving Credit Note executed by the Borrower, payable to the order of a Lender, in the principal amount of such Lender's Percentage Share of the Revolving Credit Commitment.

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(ii)                Repayment of Revolving Credit Advances.  The Borrower shall repay the unpaid principal amount of all Advances on the Revolving Credit Termination Date, unless sooner due by reason of acceleration as provided in this Agreement.

(iii)               Interest.  The unpaid principal amount of the Revolving Credit Advances shall, subject to the following sentence, bear interest (A) for the period beginning with the first Advance through June 30, 2007, at the Base Rate minus 0.25 percentage points and (B) at all times thereafter, at the Base Rate minus 0.50 percentage points.  If at any time the rate of interest specified in the Revolving Credit Notes would exceed the Maximum Lawful Rate but for the provisions thereof limiting interest to the Maximum Lawful Rate, then any subsequent reduction shall not reduce the rate of interest on the Revolving Credit Advances below the Maximum Lawful Rate until the aggregate amount of interest accrued on the Revolving Credit Advances equals the aggregate amount of interest which would have accrued on the Revolving Credit Advances if the interest rate had not been limited by the Maximum Lawful Rate.  Accrued and unpaid interest on the Revolving Credit Advances shall be payable on the first day of each and every calendar quarter, as provided in the Revolving Credit Notes, and on the Revolving Credit Termination Date.

(iv)              Revolving Credit Termination Date.  On the date of this Agreement, the Revolving Credit Termination Date is November 1, 2009.

(v)                Borrowing Procedure.  The Borrower shall give the Administrative Agent notice of each Revolving Credit Advance by means of an Advance Request Form containing the information required therein and delivered (by hand or by mechanically confirmed facsimile) to the Administrative Agent no later than 1:00 p.m. (Texas time) on the day on which the Revolving Credit Advance is desired to be funded.  Revolving Credit Advances shall be in a minimum amount of $1,000,000.  The Administrative Agent at its option may accept telephonic requests for such Advances, provided that such acceptance shall not constitute a waiver of the Administrative Agent 's right to require delivery of an Advance Request Form in connection with subsequent Revolving Credit Advances.  The Administrative Agent shall promptly notify the Lenders of each such request.  Any telephonic request for a Revolving Credit Advance by the Borrower shall be promptly confirmed by submission of a properly completed Advance Request Form to the Administrative Agent, but failure to deliver an Advance Request Form shall not be a defense to payment of the Advance.  The Administrative Agent shall have no liability to the Borrower for any loss or damage suffered by the Borrower as a result of the Administrative Agent's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to the Administrative Agent by the Borrower and the Administrative Agent shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.  Subject to the terms and conditions of this Agreement, each Revolving Credit Advance shall be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower maintained with the Administrative Agent at the Principal Office.

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(c)                Term Loan.  Subject to the terms and conditions of this Agreement, each Lender severally, and not jointly, agrees to make, on or about the date of this Agreement a single Term Loan Advance to the Borrower equal to its Percentage Share of the Term Loan Commitment.

(i)            The Term Notes.  The obligation of the Borrower to repay the Term Loan and interest thereon shall be evidenced by a Term Note executed by the Borrower, payable to the order of such Lender, in the principal amount of such Lender's Percentage Share of the Term Loan Commitment.

(ii)           Repayment of Principal and Interest.  Subject to prior acceleration or any prepayment obligation as provided in this Agreement, the unpaid principal balance of the Term Notes shall be repaid as follows:

(A)  Commencing on January 1, 2007, and on the first day of each and every calendar quarter thereafter, principal payments of $1,250,000 shall be paid by the Borrower to the Administrative Agent for the account of each Lender.

(B)   The Borrower will make a final payment of the remaining principal balance under the Term Loan Note to the Administrative Agent, for the account of each Lender, on the Term Loan Termination Date.

(iii)          Interest.  The unpaid principal amount of the Term Loan shall, subject to the following sentence, bear interest (A) for the period beginning with the first Advance through June 30, 2007, at the Base Rate minus 0.25 percentage points and (B) at all times thereafter, at the Base Rate minus 0.50 percentage points.  If at any time the rate of interest specified in the Term Notes shall exceed the Maximum Lawful Rate but for the provisions thereof limiting interest to the Maximum Lawful Rate, then any subsequent reduction shall not reduce the rate of interest on the Term Loan Advances below the Maximum Lawful Rate until the aggregate amount of interest accrued on the Term Loan Advances equals the aggregate amount of interest which would have accrued on the Term Loan Advances if the interest rate had not been limited by the Maximum Lawful Rate.  Accrued and unpaid interest on the Term Loan Advances shall be payable on the first day of each and every calendar quarter, as provided in the Term Notes, and on the Term Loan Termination Date.

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(iv)              Term Loan Termination Date.  On the date of this Agreement, the Term Loan Termination Date is November 1, 2009.

Section 2.2              General Provisions Regarding Interest; Etc.

(a)                Default Interest Rate.  Any outstanding principal of any Advance and (to the fullest extent permitted by law) any other amount payable by the Borrower under this Agreement or any other Loan Document that is not paid in full when due, whether at stated maturity, by acceleration, or otherwise, and after taking into account any grace periods, shall bear interest at the Default Interest Rate for the period from and including the due date thereof to but excluding the date the same is paid in full.  Additionally, upon the occurrence of an Event of Default (and from the date of such occurrence) and during the continuance, all outstanding and unpaid principal amounts of all of the Obligations shall, to the extent permitted by law, bear interest at the Default Interest Rate unless and until such time as the Administrative Agent, with the consent of the Majority Lenders, shall waive such Event of Default or otherwise waive in writing the application of the Default Interest Rate to such Event of Default situation.  Interest payable at the Default Interest Rate shall be payable from time to time on demand.

(b)               Computation of Interest.  Interest on the Advances and all other amounts payable by the Borrower hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

Section 2.3              Unused Fee.  The Borrower agrees to pay to the Lender an Unused Fee (herein so called) on the daily average unused amount of the Revolving Credit Commitment for the period from and including the date of this Agreement to and including the Termination Date, at the rate of one-half of one percent (0.50%) per annum based on a 360 day year and the actual number of days elapsed.  For the purpose of calculating the Unused Fee for the period in question, the Revolving Credit Commitment shall be deemed utilized by the amount of all outstanding Revolving Credit Advances and Letter of Credit Liabilities.  The Unused Fee shall be calculated as of each quarter-end and shall be payable in arrears quarterly and on the Termination Date.

Section 2.4              Use of Proceeds.  The proceeds of the Revolving Credit Advances shall be used by the Borrower for working capital and other lawful general corporate purposes in the ordinary course of business.  The proceeds of the Term Note Advances shall be used to refinance the existing debt of Fireline and of the Borrower.

Section 2.5              Letters of Credit.  Subject to the terms and conditions of this Agreement, (a) the Issuing Bank agrees to issue one or more letters of credit for the account of the Borrower from time to time from the date hereof to and including the Revolving Credit Termination Date and (b) each Lender severally agrees to participate in Letters of Credit issued for the account of the Borrower; provided, however, that the outstanding Letter of Credit Liabilities shall not at any time exceed the least of (a) an amount equal to the amount of the Revolving Credit Commitment minus the outstanding Revolving Credit Advances, (b) the Borrowing Base minus the outstanding Revolving Credit Advances and Term Loan Advances or (c) $7,500,000 and provided, further, that the Issuing Bank shall not have received notice from any Lender that an Event of Default exists.  Each Letter of Credit shall have an expiration date not to exceed 365 days, shall not have an expiration date beyond the Termination Date, shall be payable in Dollars, shall have a minimum face amount of $50,000, must support a transaction that is entered into in the ordinary course of the Borrower's business, must be satisfactory in form and substance to the Issuing Bank, will be subject to the payment of such Letter of Credit fees as may be provided in Section 2.6 hereof, and shall be issued pursuant to such documents and instruments executed by the Borrower (including, without limitation, the Borrower's form of letter of credit application as then in effect) as the Administrative Agent, Issuing Bank and the Lenders may reasonably require.  The Issuing Bank will send to the Borrower and each Lender, immediately upon issuance of any Letter of Credit, or an amendment thereto, a true and complete copy of such Letter of Credit, or such amendment thereto.

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Each payment by the Issuing Bank pursuant to a drawing under a Letter of Credit is required to be reimbursed by the Borrower to the Issuing Bank and payable ON DEMAND and, at the sole option of the Issuing Bank, can be charged as (and in such event will be deemed to be) a Revolving Credit Advance to the Borrower under the Revolving Credit Commitment and this Agreement as of the day and time such payment is made by the Issuing Bank and in the amount of such payment and each Lender agrees to fund its portion of such Revolving Credit Advance.

Section 2.6              Drawings and Reimbursements; Funding of Participants.

(a)                Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the Issuing Bank under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Percentage Share thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Advance to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount.

(b)               Each Lender shall upon any notice by the Administrative Agent make funds available to the Administrative Agent for the account of the Issuing Bank at the Administrative Agent's Office in an amount equal to its Percentage Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, each Lender that so makes funds available shall be deemed to have made a Revolving Credit Advance to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Issuing Bank.

(c)                With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Advance because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Bank a Letter of Credit in the amount of the Unreimbursed Amount that is not so refinanced, which Letter of Credit shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender's payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.6(a) shall be deemed payment in respect of its participation in such Letter of Credit and shall constitute an advance from such Lender in satisfaction of its participation obligation under this Section 2.6.

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(d)               If any Lender fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6 by the time specified in Section 2.6(b), the Issuing Bank shall be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing.  Any amounts due to the
Issuing Bank in the preceding sentence shall be the sole responsibility of such Lender, and the Borrower shall have no obligation or liability with respect to such amounts.  A certificate of the Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.6(d)  shall be conclusive absent manifest error.

Section 2.7              Letter of Credit Fees.  The Borrower shall pay to the Issuing Bank for the pro rata benefit of the Lenders a fee with respect to each Letter of Credit on the date of issuance (and on each anniversary date in the case of Letters of Credit with an evergreen feature) of such Letter of Credit equal to two percent per annum of the face amount of such Letter of Credit (but not less than $5,000).  In addition to the foregoing, the Borrower shall also pay to the Issuing Bank fronting, amendment, transfer, confirmation, negotiation and other fees charged by the Issuing Bank in accordance with the Issuing Bank's then current fee policy.

ARTICLE III

PAYMENTS

Section 3.1              Method of Payment.  All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and the other Loan Documents shall be made to the Administrative Agent, for the account of each Lender, at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time and in the manner provided in the Notes.  The Borrower authorizes the Administrative Agent to automatically debit the Borrower's account on each payment date for the amount of the payment.  Each payment received by the Administrative Agent under this Agreement or any Note for the account of a Lender shall be paid promptly to such Lender in immediately available funds.

Section 3.2              Pro Rata Treatment.  Except to the extent otherwise provided herein each Lender agrees that:  (a) each Advance shall be made in accordance with each Lender's Percentage Share, each payment of fees set forth in this Agreement shall be made for account of the Lenders pro rata in accordance with each Lender's Percentage Share, and each termination or reduction of the amount of the Commitments shall be applied to the Commitment of each Lender, pro rata according to the amounts of its respective Percentage Share; (b) each payment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amount of the Loans held by the Lenders; and (c) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest due and payable to the Percentage Share of the respective Lenders; and (d) each reimbursement by the Borrower of disbursements under Letters of Credit shall be made for account of the Issuing Bank or, if funded by the Lenders, pro rata for the account of the Lenders, in accordance with the amounts of reimbursement obligations due and payable to each respective Lender.

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Section 3.3              Prepayments.

(a)                Voluntary Prepayments.  The Borrower may prepay all or any portion of the Revolving Credit Notes as provided in the Revolving Credit Note without penalty or premium.

(b)               Mandatory Prepayment.  The Borrower shall pay on DEMAND the amount by which at any time the outstanding Revolving Credit Advances, Term Loan Advances and Letter of Credit Liabilities exceed the Borrowing Base.  Any payment made under this Section 3.3(b) shall be applied in the following order:  (i) first, to any outstanding Revolving Credit Advances; (ii) second, to any outstanding Term Loan Advances applied in the inverse order of maturities; and (iii) third, to any amounts drawn under any outstanding Letter of Credit Liabilities for which the Issuing Bank has not been fully reimbursed by the Borrower and (iv) fourth, to provide cash security for the undrawn amounts of any outstanding Letters of Credit.

Section 3.4              Non-receipt of Funds by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations until all such unsatisfied obligations are fully paid.

ARTICLE IV

SECURITY

Section 4.1              Collateral.  To secure full and complete payment and performance of the Obligations, the Borrower shall, and shall cause the other Obligated Parties and all other necessary Persons to, execute and deliver or cause to be executed and delivered all of the Security Documents required by the Administrative Agent covering substantially all of the Property and collateral described in such Security Documents, including but not limited to all assets (including all stock and other equity securities of Subsidiaries) now owned or hereafter acquired by the Borrower and any other Obligated Party, as further described in the Security Agreement and any other Loan Documents (the foregoing described collateral, together with any other property which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the "Collateral").  The Borrower shall execute and cause to be executed such further documents and instruments, including without limitation, Uniform Commercial Code financing statements, as the Administrative Agent deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral.  Should the Borrower or any Subsidiary acquire any real property after the date hereof, within 90 days of acquiring the property, the Borrower shall deliver or cause such Subsidiary to deliver to the Administrative Agent any Security Documents, title policies and surveys and shall satisfy any other real-estate related requirements.

Section 4.2              Setoff.

(a)                If an Event of Default shall have occurred and be continuing, each Lender shall have the right to set off and apply against the Obligations in such manner as such Lender may determine, at any time and without notice to the Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from such Lender to the Borrower whether or not the Obligations are then due.  As further security for the Obligations, the Borrower hereby grants to the Administrative Agent a security interest in all money, instruments, and other Property of the Borrower now or hereafter held by the Administrative Agent, including, without limitation, Property held in safekeeping.  In addition to each Lender's right of setoff and as further security for the Obligations, the Borrower hereby grants to each Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of the Borrower now or hereafter on deposit with or held by the Administrative Agent and all other sums at any time credited by or owing from the Administrative Agent to the Borrower.  The rights and remedies of the Administrative Agent hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Administrative Agent may have.

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(b)               If any Lender shall obtain payment of any principal of or interest on any Loan made by it to the Borrower under this Agreement (or reimbursement as to any Letter of Credit) through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Lender shall have received a greater percentage of the principal or interest (or reimbursement) then due hereunder by the Borrower to such Lender than the percentage received by any other Lenders, it shall promptly (i) notify the Administrative Agent and each other Lender thereof and (ii) purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans (or participations in Letters of Credit) made by such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Lenders (or reimbursements of Letters of Credit).  To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans made by other Lenders (or in interest due thereon, as the case may be) may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans (or Letters of Credit) in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set off to which this Section 4.2 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.2 to share the benefits of any recovery on such secured claim.

Section 4.3              Notice to Account Debtors.  Upon written notice to the Borrower from the Administrative Agent while an Event of Default exists, the Borrower will advise all of its account debtors to direct their payments to a lockbox, at the address or addresses established by the lockbox arrangements.  All payments received into the lockbox will be deposited into a collateral account maintained at the Administrative Agent.

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ARTICLE V

CONDITIONS PRECEDENT

Section 5.1              Initial Extension of Credit.  The obligation of the Lenders to make the initial Advance under any Note or of the Issuing Bank to issue any initial Letter of Credit is subject to the condition precedent that the Administrative Agent shall have received on or before the day of such Advance or issuance all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to the Administrative Agent:

(a)                Resolutions.  Resolutions of the Board of Directors (or other governing body) of the Borrower and each other Obligated Party certified by the Secretary or an Assistant Secretary (or other custodian of records) of such Person which authorize the execution, delivery, and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to be a party;

(b)               Incumbency Certificate.  A certificate of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which the Borrower and each other Obligated Party is or is to be a party (including the certificates contemplated herein) on behalf of such Person and each other Obligated Party, together with specimen signatures of such individual Persons;

(c)                Constituent Documents.  The Constituent Documents for the Borrower and each other Obligated Party as of a date acceptable to the Administrative Agent;

(d)               Governmental Certificates.  Certificates of the appropriate government officials of the state of incorporation or organization of the Borrower and each other Obligated Party as to the existence and good standing of the Borrower, each dated within 10 days prior to the date of the initial Advance or Letter of Credit;

(e)                Notes.  The Notes executed by the Borrower;

(f)                 Security Documents.  The Security Documents executed by the Borrower and other Obligated Parties;

(g)                Financing Statements.  Uniform Commercial Code financing statements executed by the Borrower and the other Obligated Parties and necessary Persons required to grant a Lien that secures the Obligations and covering such Collateral as the Administrative Agent may request;

(h)                Guaranty.  The Guaranty executed by the Guarantors;

(i)                  Payoff of Debt.  Evidence satisfactory to the Lender that all Debt of the Borrower and the Guarantors, other than the Marshall Debt and other Debt permitted under Section 8.1 and listed on the Disclosure Schedule, has been paid in full;

(j)                 Fireline Subordinate Debt.  Evidence that $21,650,000 of the Marshall Debt is Subordinated Debt;

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(k)               Insurance Matters.  Copies of insurance certificates describing all insurance policies required by Section 7.5, together with loss payable and lender endorsements in favor of the Administrative Agent with respect to all insurance policies covering Collateral and evidence of directors and officers liability insurance covering each of the officers and directors of the Borrower and the Guarantors;

(l)                  Lien Searches.  The results of UCC, tax lien and judgment lien searches showing all financing statements and other documents or instruments on file against the Borrower or any other Obligated Party in the office of the Secretary of State of Delaware, such search to be as of a date no more than 10 days prior to the date of the initial Advance or the Letter of Credit;

(m)              Opinion of Counsel.  A favorable opinion of Hallett & Perrin, P.C., legal counsel to the Borrower and the Guarantors, as to such matters as the Administrative Agent may reasonably request;

(n)                Attorneys' Fees and Expenses.  Evidence that the costs and expenses (including reasonable attorneys' fees) referred to in Section 11.1, to the extent incurred, shall have been paid in full by the Borrower;

(o)               Lender's Due Diligence.  The Lender shall be satisfied with the results of a collateral audit, by Freed Maxick or any other auditor satisfactory to the Administrative Agent, of the Borrower, each Subsidiary of the Borrower and Fireline, which shall include (i) a proforma Borrowing Base calculation, computed as of September 30, 2006 and (ii) a backlog report dated as of September 30, 2006.

(p)               Fireline Financial Statements.  Copies of (a) audited financial statements of Fireline for the fiscal years 2004 and 2005, prepared by an independent accounting firm acceptable to the Administrative Agent or Stark, Winter, Schenkein & Co., LLP, including balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal year and for the 12‑month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year and (b) unaudited financial statements of Fireline for the fiscal quarter ending June 30, 2006, including balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal year and for the 12‑month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year;

(q)               Borrower and Guarantor Financial Statements.  Copies of preliminary consolidated and consolidating financial statements and balance sheets as of September 30, 2006 for the Borrower and each Guarantor, including a copy of an unaudited financial report of the Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidating basis, balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year;

(r)                 Litigation Disclosure.  Disclosure of any action, suit, investigation or proceeding, including any class action suit, before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrower, threatened against the borrower of any of its Subsidiaries, that would, if adversely determined, have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or Properties of the Borrower or any of its Subsidiaries or the ability of the borrower to pay and perform the Obligations;

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(s)                Initial Compliance Certificate.  A Compliance Certificate of the Borrower dated as of the closing date affirming that the covenants set forth in Articles VII and VIII are satisfied as of September 30, 2006;

(t)                 Additional Items.  The additional items set forth on Schedule 5.1(n); and

(u)                Closing Fees.  Evidence that all fees due at closing have been paid.

Section 5.2              All Extensions of Credit.  The obligation of the Lenders to make any Advance and of the Issuing Bank to issue any Letter of Credit (including the initial Advance and any initial Letter of Credit) is subject to the following additional conditions precedent:

(a)                Request for Advance.  The Administrative Agent shall have received in accordance with this Agreement, as the case may be, an Advance Request Form or Letter of Credit Request Form pursuant to the Administrative Agent's requirements dated the date of such Advance or Letter of Credit and executed by an authorized officer of the Borrower;

(b)               No Default, Etc.  No Default or material adverse change or effect shall have occurred and be continuing, or would result from or after giving effect to such Advance or Letter of Credit;

(c)                Representations and Warranties.  All of the representations and warranties contained in Article VI hereof and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance or Letter of Credit with the same force and effect as if such representations and warranties had been made on and as of such date;

(d)               Borrowing Base Report.  A current Borrowing Base Report and accompanying materials specified in Section 7.1(e);

(e)                Compliance Certificate.  A current Compliance Certificate and accompanying materials specified in Section 7.1(f); and

(f)                 Additional Documentation.  The Administrative Agent shall have received such additional approvals, opinions, or documents as the Administrative Agent or its legal counsel may reasonably request.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent  and each Lender to enter into this Agreement, and except as set forth on the Disclosure Schedule, the Borrower represents and warrants to the Administrative Agent and each Lender that:

Section 6.1              Corporate Existence.  The Borrower and each of its Subsidiaries (a) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a material adverse effect on its business, condition (financial or otherwise), operations, prospects, or properties. Each of the Borrower and the other Obligated Parties has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

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Section 6.2              Financial Statements; Etc.  The Borrower has delivered to the Lenders audited consolidated financial statements of the Borrower and its Subsidiaries as at and for the fiscal year ended December 31, 2005 and unaudited consolidated and consolidating financial statements of the Borrower and its Subsidiaries for the nine month period ended September 30, 2006.  Such financial statements are true and correct in all material respects, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of the Borrower and its Subsidiaries or any Obligated Party (to the extent such Obligated Party is a Subsidiary) as of the respective dates indicated therein and the results of operations for the respective periods indicated therein.  Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements.  There has been no material adverse change in the  business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any of its Subsidiaries or any Obligated Party since the effective date of the most recent financial statements referred to in this Section.  All projections delivered by the Borrower to the Lenders have been prepared in good faith, with care and diligence and use assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to the Lenders and all such assumptions are disclosed in the projections.

Section 6.3              Action; No Breach.  The execution, delivery, and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of the Borrower and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) Constituent Documents of the Borrower or any of its Subsidiaries, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them or any of their Properties is bound or subject, or (b) constitute a default under any such agreement or instrument permitting the other party to terminate such agreement or instrument, or suspend performance or accelerate the Borrower's or any Subsidiary's obligations thereunder, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any Subsidiary.  With respect to clause (a)(ii) above, the Borrower's warranty is absolute but its representation is to its knowledge.

Section 6.4              Operation of Business.  The Borrower and each of its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, that are materially necessary to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and the Borrower and each of its Subsidiaries are not in material violation of any valid rights of others with respect to any of the foregoing, except as noted on the Disclosure Schedule.

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Section 6.5              Litigation and Judgments.  There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, that would, if adversely determined, have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or Properties of the Borrower or any of its Subsidiaries or the ability of the Borrower to pay and perform the Obligations.  There are no outstanding judgments against the Borrower or any Subsidiary of the Borrower.

Section 6.6              Rights in Properties; Liens.  The Borrower and each of its Subsidiaries have good and indefeasible title to or valid leasehold interests in their respective Properties, including the Properties reflected in the financial statements described in Section 6.2, and none of the Properties of the Borrower or any Subsidiary is subject to any Lien, except as permitted by Section 8.2.

Section 6.7              Enforceability.  This Agreement constitutes, and the other Loan Documents to which the Borrower or any other Obligated Party is party, when delivered, shall constitute legal, valid, and binding obligations of such Person, enforceable against it in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights.

Section 6.8              Approvals.  Other than filings with the Securities and Exchange Commission, no authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by the Borrower or any other Obligated Party of this Agreement and the other Loan Documents to which such Person is or may become a party or the validity or enforceability thereof.

Section 6.9              Debt.  Except for Loans and as specified on the Disclosure Schedule, the Borrower and its Subsidiaries have no Debt.

Section 6.10          Taxes.  The Borrower and each Subsidiary have filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, Property, and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable other than those taxes, assessments, governmental charges and other levies that are being contested in good faith by appropriate proceeding and for which adequate reserves have been set aside under GAAP.  The Borrower knows of no pending investigation of the Borrower or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of the Borrower or any Subsidiary.

Section 6.11          Use of Proceeds; Margin Securities.  Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 6.12          ERISA.  Except as set forth on the Disclosure Schedule, the Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of ERISA.  Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan.  No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated.  No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings.  Neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan.  Each of the Borrower and ERISA Affiliates have met its minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA.  Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

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Section 6.13          Disclosure.  No statement, information, report, representation, or warranty made by the Borrower or any other Obligated Party in this Agreement or in any other Loan Document or furnished to any Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.  There is no fact known to the Borrower which has a material adverse effect, or which would in the future be reasonably expected to have a material adverse effect, on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary that has not been disclosed in writing to the Administrative Agent and the Lenders.

Section 6.14          Subsidiaries, Ventures, Etc.  The Borrower has no Subsidiaries, Affiliates or joint ventures or partnerships other than those listed on the Disclosure Schedule and the Disclosure Schedule sets forth the jurisdiction of incorporation or organization of each such Person and the percentage of the Borrower's ownership interest in such Person.  All of the outstanding capital stock or other ownership interest of each Person described in the Disclosure Schedule has been validly issued, is fully paid, and is nonassessable.

Section 6.15          Agreements.  Neither the Borrower nor any Subsidiary is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction which could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or Properties of the Borrower or any Subsidiary, or the ability of the Borrower to pay and perform its obligations under the Loan Documents to which it is a party.  Neither the Borrower nor any Subsidiary is in default in any respect in the performance, observance, or fulfillment of any of the  obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

Section 6.16          Compliance with Laws.  To the Borrower's knowledge after such inquiry as a reasonably prudent person would undertake, neither the Borrower nor any Subsidiary is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

Section 6.17          Inventory.  All inventory of the Borrower has been and will hereafter be produced in compliance with all applicable laws, rules, regulations, and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act, as amended (29 U.S.C. §§ 201‑219), and the regulations promulgated thereunder.

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Section 6.18          Investment Company Act.  Neither the Borrower nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Section 6.19          Public Utility Holding Company Act.  Neither the Borrower nor any Subsidiary is an "electric utility company" or an "associate company" of an "electric utility company" or a "non-utility associate company" of an "electric utility company" or an "electric utility" within the meaning of the Public Utility Holding Company Act of 2005, as amended.

Section 6.20          Environmental Matters.

(a)                The Borrower, each Subsidiary, and all of their respective properties, assets, and operations are in material compliance with all Environmental Laws.  The Borrower is not aware of, nor has the Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of the Borrower and the Subsidiaries with all Environmental Laws;

(b)               The Borrower and each Subsidiary have obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and the Borrower and its Subsidiaries are in compliance with all of the terms and conditions of such permits;

(c)                No Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the Properties or assets of the Borrower or any Subsidiary other than in compliance with Environmental Laws.  The use which the Borrower and the Subsidiaries make and intend to make of their respective Properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their Properties or assets other than in compliance with Environmental Laws;

(d)               Neither the Borrower nor any of its Subsidiaries nor any of their respective currently or previously owned or leased Properties or operations is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

(e)                There are no conditions or circumstances associated with the currently or previously owned or leased Properties or operations of the Borrower or any of its Subsidiaries that could reasonably be expected to give rise to any Environmental Liabilities;

(f)                 Neither the Borrower nor any of its Subsidiaries is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state law.  The Borrower and its Subsidiaries are in compliance with all applicable financial responsibility requirements of all Environmental Laws;

(g)                Neither the Borrower nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

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(h)                No Lien arising under any Environmental Law has attached to any Property or revenues of the Borrower or its Subsidiaries.

Section 6.21          Intellectual Property.  All material Intellectual Property owned or used by the Borrower, any Subsidiary or any Obligated Party is listed, together with application or registration numbers, where applicable, in the Disclosure Schedule.  Each Person identified on the Disclosure Schedule owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could not reasonably be expected to have a material adverse effect.  Each Person identified on the Disclosure Schedule will maintain the patenting and registration of all Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority and each Person identified on the Disclosure Schedule will promptly patent or register, as the case may be, all new Intellectual Property and notify the Lender in writing five (5) Business Days prior to filing any such new patent or registration.

Section 6.22          Depository Relationship.  The Borrower will, and will cause each of its Subsidiaries to, (i) promptly establish the Administrative Agent as its principal depository and disbursement bank and (ii) covenant and agree to maintain the Administrative Agent as its principal depository and disbursement bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.  Subsidiaries may maintain local collection accounts that are swept to the Administrative Agent on a regular basis.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Commitment hereunder, the Borrower will perform and observe the following affirmative covenants, unless the Majority Lenders shall otherwise consent in writing:

Section 7.1              Reporting Requirements.  The Borrower will furnish (or cause to be furnished) to the Administrative Agent with sufficient copies of each for each Lender:

(a)                Annual Financial Statements.  As soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2005, (i) a copy of the annual audit report of the Borrower and its Subsidiaries for such fiscal year containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal year and for the 12‑month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing reasonably acceptable to the Administrative Agent, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope;

(b)               Quarterly Financial Statements.  As soon as available, and in any event within 50 days after the end of each of the quarters of each fiscal year of the Borrower, a copy of an unaudited financial report of the Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidating basis, balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by the chief financial officer of the Borrower to have been prepared in accordance with GAAP and to fairly and accurately present in all material respects (subject to year-end audit adjustments) the financial condition and results of operations of the Borrower and its Subsidiaries, on a consolidating basis, at the date and for the periods indicated therein;

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(c)                Form 10‑K.  As soon as available and in any event within 120 days of the end of each fiscal year, the Borrower's annual Form 10‑K report filed with the Securities and Exchange Commission;

(d)               Form 10‑Q.  As soon as available and in any event within 50 days of the end of each fiscal quarter, the Borrower's quarterly Form 10‑Q report filed with the Securities and Exchange Commission;

(e)                Borrowing Base Report.  As soon as available, and in any event within 50 days after the end of each calendar quarter, a Borrowing Base Report, certified by the chief financial officer of the Borrower, which Borrowing Base Report shall be accompanied by the details of calculation thereof and by an accounts receivable aging summary and detailed aging reports, in each case by entity, and shall be based upon publicly available financial information contained in the Borrower's Form 10‑K and Form 10‑Q reports, as applicable;

(f)                 Compliance Certificate.  (i) As soon as available, and in any event within 50 days after the end of each fiscal quarter beginning with the fiscal quarter ending on December 31, 2006, a certificate of the chief financial officer of the Borrower (A) stating that to the best of such officer's knowledge, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (B) showing in reasonable detail the calculations demonstrating compliance with Article IX and (ii) as soon available, and in any event within five days after the Borrower's 10-K has been filed, a certificate of compliance that evidences the satisfaction of subsections (A) and (B) of this Section 7.1(f);

(g)                Management Letters.  Promptly upon receipt thereof, a copy of any management letter or written report submitted to the Borrower or any Subsidiary by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary;

(h)                Pending Acquisitions.  To the extent that senior management of the Borrower is involved in substantive and material discussions regarding a pending acquisition, the Borrower shall provide to the Administrative Agent a detailed description of such pending acquisition at least 30 days prior to consummation of the transaction in a form acceptable to the Administrative Agent in its sole discretion.

(i)                  Notice of Litigation.  Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting the Borrower or any Subsidiary which, if determined adversely to the Borrower or such Subsidiary, could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or such Subsidiary;

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(j)                 Notice of Default.  As soon as possible and in any event within three Business Days after the occurrence of each Default or other event, development or circumstance, financial or otherwise that might materially and adversely affect the Borrower or the Collateral, a written notice setting forth the details of such Default, event, development or circumstance and the action that the Borrower has taken and proposes to take with respect thereto;

(k)               ERISA Reports.  Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which the Borrower or any Subsidiary files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within five days after the Borrower or any Subsidiary knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer of the Borrower setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that the Borrower proposes to take with respect thereto;

(l)                  Reports to Other Creditors.  Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section;

(m)              Notice of Material Adverse Change.  As soon as possible and in any event within five days after the occurrence thereof, written notice of any matter that could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary;

(n)                General Information.  Promptly, such other information concerning the Borrower or any Subsidiary as the Administrative Agent and the other Lenders may from time to time reasonably request.

Section 7.2              Maintenance of Existence; Conduct of Business.  The Borrower will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business.  The Borrower will conduct, and will cause each Subsidiary to conduct, its business in an orderly and efficient manner in accordance with good business practices.  Without limitation, the Borrower will not make (and will not permit any of its Subsidiaries to make) any material change in its credit collection policies if such change would materially impair the collectibility of any Account, nor will it rescind, cancel or modify any Account except in the ordinary course of business.

Section 7.3              Maintenance of Properties.  The Borrower will maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its Properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 7.4              Taxes and Claims.  The Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established.

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Section 7.5              Insurance.  The Borrower will maintain, and will cause each of the Subsidiaries to maintain, insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar Properties in the same general areas in which the Borrower and the Subsidiaries operate, provided that in any event the Borrower will maintain and cause each Subsidiary to maintain workmen's compensation insurance, property insurance, comprehensive general liability insurance, products liability insurance, and business interruption insurance reasonably satisfactory to the Administrative Agent.  Each insurance policy covering Collateral shall name the Administrative Agent as loss payee and shall provide that such policy will not be cancelled or reduced without 30 days prior written notice to the Administrative Agent.

Section 7.6              Inspection Rights.  At any reasonable time and from time to time, the Borrower will permit, and will cause each Subsidiary to permit, representatives of the Administrative Agent and each Lender to examine the Collateral and conduct Collateral audits, to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants; provided, however, absent the existence of a Default, the Administrative Agent or such Lender shall have given the Borrower at least 15 days prior notice of its desire to exercise inspection rights hereunder.  The initial audit will be conducted on or prior to the closing date of this Agreement, and thereafter, the Borrower agrees that subsequent audits will be conducted annually prior to the Borrower's fiscal year end beginning with the year ending December 31, 2007.

Section 7.7              Keeping Books and Records.  The Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.  The Borrower will maintain and complete accurate books and records with respect to the Collateral as the Administrative Agent and the Lenders shall from time to time reasonably request.

Section 7.8              Compliance with Laws.  The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator.

Section 7.9              Compliance with Agreements.  The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business.

Section 7.10          Further Assurances.  The Borrower will, and will cause each Subsidiary to, execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by the Administrative Agent and the Lenders to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of the Administrative Agent in the Collateral.

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Section 7.11          ERISA.  The Borrower will comply, and will cause each Subsidiary to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

Section 7.12          Additional Guarantors.  The Borrower will notify the Administrative Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within ten days) cause such Person to (a) become a Guarantor by executing and delivering to the Administrative Agent a Guaranty, (b) execute and deliver Security Documents pledging to the Administrative Agent all of its Property (subject to such exceptions as the Administrative Agent and the Majority Lenders may permit) and (c) deliver to the Administrative Agent such other documents and instruments as the Administrative Agent may reasonably require, including appropriate favorable opinions of counsel to such Person in form, content and scope reasonably satisfactory to the Administrative Agent.

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any Commitment hereunder, the Borrower will perform and observe the following covenants, unless the Majority Lenders (or, as applicable, the Super Majority of Lenders) shall otherwise consent in writing:

Section 8.1              Debt.  The Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Debt, except:

(a)                the Obligations;

(b)               Existing Debt described on the Disclosure Schedule hereto;

(c)                Subordinated Debt; and

(d)               Purchase money Debt not to exceed $1,500,000 in the aggregate at any one time outstanding.

Section 8.2              Limitation on Liens.  The Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Lien upon any of its Property, assets, or revenues, whether now owned or hereafter acquired, except:

(a)                Liens disclosed on the Disclosure Schedule hereto;

(b)               Liens in favor of the Secured Parties;

(c)                Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower or the Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

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(d)               Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established;

(e)                Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business;

(f)                 Liens resulting from good faith deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Debt), or leases made in the ordinary course of business; and

(g)                Purchase money Liens on the specific property so purchased to secure Debt permitted in Section 8.1(d) hereof.

Section 8.3              Mergers, Etc.  Except with the consent of a Super Majority of Lenders, the Borrower will not, and will not permit any Subsidiary to, become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate; provided, however, that the Borrower may (a) make the AC Acquisition provided that (i) in the judgment of the Administrative Agent and a Super Majority of Lenders, there is no material adverse change in the business, financial condition, assets, prospects or properties of AC since September 30, 2006; (ii) the Administrative Agent receives a field examination of assets of AC and the results thereof are satisfactory to the Administrative Agent and a Super Majority of Lenders; (iii) the terms, consideration and provisions of the final Agreement and Plan of Merger are satisfactory to the Administrative Agent and a Super Majority of the Lenders; and (iv) the AC Acquisition cash payments can be made only if (A) the Borrower is in compliance (before and after giving effect to the payment) with the Loan Documents, (B) such payments do not exceed 38% of the profits per job earned by AC in the case of certain "Selected Receivables," "Net Profits" in the case of other receivables (except the "Stennis Receivables") and five percent of "Net Profits" in the case of "Stennis Receivables" (such terms as defined in the Agreement and Plan of Merger approved by a Super Majority of Lenders) and (C) such payments are only made after collection of the Accounts related to such job; and (b) make other acquisitions in which the aggregate cash and non-cash consideration to be paid directly by the Borrower does not exceed $5,000,000 if the Borrower has, at the time of (and after giving effect to) such acquisition at least an aggregate of $20,000,000 in unrestricted cash and availability for Revolving Credit Advances under the Borrowing Base.

Section 8.4              Restricted Payments.  The Borrower will not declare or pay any dividends or make any other payment or distribution (in cash, property, or obligations) on account of its equity interests, or redeem, purchase, retire, call, or otherwise acquire any of its equity interests, or permit any of its Subsidiaries to purchase or otherwise acquire any equity interest of the Borrower or another Subsidiary, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its equity interests or for any redemption, purchase, retirement, or other acquisition of any of its equity interests.  Except with the consent of a Super Majority of Lenders, the Borrower may not make payments in connection with the AC Acquisition unless the conditions set forth in Section 8.3 have been satisfied and if at the time of (or after giving effect to) payment any Event of Default exists or would exist (but not otherwise).

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Section 8.5              Loans and Investments.  The Borrower will not make, and will not permit any Subsidiary to make, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase, or permit any Subsidiary to purchase, any stock, bonds, notes, debentures, or other securities of, any Person, except:

(a)                readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

(b)               fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000;

(c)                commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor's Corporation or Moody's Investors Service;

(d)               deferred payment terms reasonably satisfactory to the Administrative Agent for (i) accounts receivable, not to exceed $500,000 at any one time outstanding, owing by any account debtor and (ii) accounts receivable owing by Home Depot; and

(e)                the AC Acquisition and other acquisitions permitted in Section 8.3.

Section 8.6              Limitation on Issuance of Equity.  Except with respect to transactions permitted under Section 8.3, the Borrower will not, and will not permit any of its Subsidiaries to, at any time issue, sell, assign, or otherwise dispose of (a) any of its equity interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its equity interests, or (c) any option, warrant, or other right to acquire any of its equity interests, to the extent the aggregate value of the securities described under the foregoing clauses (a), (b) and (c) exceeds $1,000,000.

Section 8.7              Transactions With Affiliates.  The Borrower will not enter into, and will not permit any Subsidiary to enter into, any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of the Borrower or such Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

Section 8.8              Disposition of Assets.  The Borrower will not sell, lease, assign, transfer, or otherwise dispose of any of its assets, or permit any Subsidiary to do so with any of its assets, except (a) dispositions of inventory in the ordinary course of business, (b) dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of business, (c) disposition of the Borrower's existing Houston real estate and (d) other dispositions not to exceed $1,000,000 per year.

Section 8.9              Sale and Leaseback.  The Borrower will not enter into, and will not permit any Subsidiary to enter into, any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

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Section 8.10          Prepayment of Debt.  The Borrower will not prepay, and will not permit any Subsidiary to prepay, any Debt, except (a) the Obligations and (b) as permitted on written agreements with the Administrative Agent relating to Subordinated Debt.

Section 8.11          Nature of Business.  The Borrower will not, and will not permit any Subsidiary to, engage in any business other than the businesses in which they are engaged as of the date hereof.

Section 8.12          Environmental Protection.  The Borrower will not, and will not permit any of its Subsidiaries to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, (b) generate any Hazardous Material in violation of Environmental Laws, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material in violation of Environmental Laws, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which the Borrower or any of its Subsidiaries would be responsible.

Section 8.13          Accounting.  The Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to the Administrative Agent and each Lender, or (b) in tax reporting treatment, except as required by law and disclosed to the Administrative Agent and each Lender.

Section 8.14          No Negative Pledge.  The Borrower will not, and will not permit any Subsidiary to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits the Borrower or any Subsidiary from creating or incurring a Lien on any of its assets.

Section 8.15          Subsidiaries.  The Borrower will not form any Subsidiary unless such Subsidiary complies with the requirements of Section 7.12.

ARTICLE IX

FINANCIAL COVENANTS

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Administrative Agent or any Lender has any Commitment hereunder, the Borrower will, at all times, observe and perform the following financial covenants, unless the Majority Lenders shall otherwise consent in writing.  The first reporting period for purposes of the financial covenants set forth in this Article IX will be the fiscal quarter ending on December 31, 2006.  In calculating the financial covenants set forth in this Article IX, the financial results of new-acquired Subsidiaries (including Fireline) shall not be included for any period before the quarter in which such Subsidiary was acquired.

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Section 9.1              Current Ratio.   The Borrower will at all times maintain on a consolidated basis a Current Ratio of not less than the ratios set forth in the chart below:

Period	Ratio
November 1, 2006 through December 31, 2007	1.50:1.00
At all times from and after January 1, 2008	2.00:1.00

Section 9.2              Debt Service Coverage Ratio.  The Borrower will at all times maintain on a consolidated basis a Debt Service Coverage Ratio of not less than 2.0 to 1.0.

Section 9.3              Maximum Leverage Amount.  At all times prior to July 1, 2007, the Borrower will not allow total Debt, including Letter of Credit Liabilities, to exceed Net Free Cash Flow of the Borrower and Subsidiaries for the preceding two calendar quarters times two and one half (2.5), and at all times from and after July 1, 2007, the Borrower will not allow the total Debt, including Letter of Credit Liabilities, to exceed Net Free Cash Flow of the Borrower and Subsidiaries for the preceding two calendar quarters times two (2).

Section 9.4              Capital Expenditures.  The Borrower will not permit, on a consolidated basis, the aggregate Capital Expenditures of the Borrower to exceed $5,000,000.00 during any fiscal year.

ARTICLE X

DEFAULT

Section 10.1          Events of Default.  Each of the following shall be deemed an "Event of Default":

(a)                The Borrower shall fail to pay the Obligations or any part thereof shall not be paid when due or if the Obligations shall be declared due prior to their stated maturity unless such failure occurs solely because the Administrative Agent fails to debit one of the Borrower's depository accounts or make an ACH request if such account is not with the Administrative Agent, in which event such due date (other than the Revolving Credit Termination Date or Term Loan Termination Date) shall be extended for three days provided that the Borrower has sufficient collateral funds available on the due date for the Administrative Agent to effect a debit.

(b)               The Borrower shall fail to provide to the Administrative Agent timely any notice of Default as required by Section 7.1.(j) of this Agreement or the Borrower shall breach any provision of Sections 7.1(a), (b), (c) (d), (e), or (f), Article VIII or Article IX of this Agreement.

(c)                Any representation or warranty made or deemed made by the Borrower or any other Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

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(d)               The Borrower or any other Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as covered by Section 10.1(a),(b), or (c) of this Article), and such failure continues for more than 30 days following the date such failure first began.

(e)                The Borrower, any Subsidiary, or any other Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its Property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

(f)                 The Borrower, any Subsidiary, or any other Obligated Party shall fail to pay when due any principal of or interest on Debt, excluding Subordinated Debt, having an aggregate principal amount (including undrawn committed or available amounts) of more than $500,000 or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

(g)                This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower, any Subsidiary, any other Obligated Party or any of their respective shareholders, or the Borrower, any Subsidiary or any other Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any of the Collateral purported to be covered thereby.

(h)                Any of the following events shall occur or exist with respect to the Borrower or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of the Lender subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed $500,000.

(i)                  The Guarantor or any other Obligated Party shall be the subject of a bankruptcy or receivership proceeding or shall have dissolved, liquidated or otherwise ceased doing business.

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(j)                 The Borrower, any of its Subsidiaries, or any other Obligated Party, or any of their properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within 30 days from the date of entry thereof.

(k)               A Change of Control of the Borrower shall have occurred, or the Borrower shall cease to own all (or 50% in the case of Southern Stone Cabinets, Inc., a Florida corporation) the equity interests in its Subsidiaries required by the Loan Documents (excluding, however the effect of transactions specifically permitted by the Loan Documents).

(l)                  An involuntary proceeding shall be commenced against the Borrower, any Subsidiary, or any other Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of 60 days.

(m)              The Borrower, any Subsidiary or any other Obligated Party shall fail to discharge within a period of 30 days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $500,000 against any of its assets or Properties.

(n)                A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate shall be rendered by a court or courts against the Borrower, any of its Subsidiaries, or any other Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty days from the date of entry thereof and the Borrower or the relevant Subsidiary or other Obligated Party shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

(o)               All of Frank Fradella, Rick O'Brien and Jeff Mattich shall cease to be active in the management of the Borrower.

Section 10.2          Remedies Upon Default.  If any Event of Default shall occur and be continuing, the Administrative Agent, may and at the request of the Majority Lenders shall, without notice terminate the Commitments or declare the Obligations or any part thereof to be immediately due and payable, or both, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Event of Default under Section 10.1(e) or Section 10.1(l), the Commitment shall automatically terminate, and the Obligations shall become immediately due and payable, in each case, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower.  If any Event of Default shall occur and be continuing, the Administrative Agent and each Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

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Section 10.3          Performance by the Administrative Agent.  If the Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents and such failure shall constitute a default, the Administrative Agent may perform or attempt to perform such covenant or agreement on behalf of the Borrower.  In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount expended by the Lender in connection with such performance or attempted performance to the Administrative Agent, together with interest thereon at the Default Interest Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full.  Notwithstanding the foregoing, it is expressly agreed that the Administrative Agent shall not have any liability or responsibility for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.1          Appointment, Powers and Immunities.  Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and  under the Security Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and the Security Documents, together with such other powers as are reasonably incidental thereto.  The Administrative Agent (which term as used in this sentence and in Section 11.5 and the first sentence of Section 11.6 shall include reference to its Affiliates and its and its Affiliates' officers, directors, employees, attorneys, accountants, experts and agents):  (i) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of the Loan Documents be a trustee or fiduciary for any Lender; (ii) makes no representation or warranty to any Lender and shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, execution, effectiveness, legality, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by the Borrower or any other Person (other than the Administrative Agent) to perform any of its obligations hereunder or thereunder or for the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower, its Subsidiaries or any other obligor or guarantor; (iii) except pursuant to Section 11.7 shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith including its own ordinary negligence, except for its own gross negligence or willful misconduct.  The Administrative Agent may employ agents, accountants, attorneys and experts and shall not be responsible for the negligence or misconduct of any such agents, accountants, attorneys or experts selected by it in good faith or any action taken or omitted to be taken in good faith by it in accordance with the advice of such agents, accountants, attorneys or experts.  The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.  The Administrative Agent is authorized to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.

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Section 11.2          Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telecopier, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent.

Section 11.3          Defaults.  The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non‑payment of principal of or interest on Loans or of fees or failure to reimburse for Letter of Credit drawings) unless the Administrative Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a "Notice of Default."  In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders.  In the event of a payment Default, the Administrative Agent shall give each Lender prompt notice of each such payment Default.

Section 11.4          Rights as a Lender.  With respect to its Commitments and the Loans made by it and its participation in the issuance of Letters of Credit, TCB (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  TCB (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Administrative Agent, and TCB and its Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 11.5          Indemnification.  The Lenders agree to indemnify the Administrative Agent and the Issuing Bank ratably in accordance with their Percentage Shares for the indemnity matters as described in Section 12.2 to the extent not indemnified or reimbursed by the Borrower under Section 12.2, but without limiting the obligations of the Borrower under said Section 12.2 and for any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or the Issuing Bank in any way relating to or arising out of: (i) this Agreement, the Security Documents or any other documents contemplated by or referred to herein or the transactions contemplated hereby, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder or (ii) the enforcement of any of the terms of this Agreement, any Security Document or of any such other documents; whether or not any of the foregoing specified in this Section 11.5 arises from the sole or concurrent negligence of the Administrative Agent or the Issuing Bank, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent.

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Section 11.6          Non-Reliance on Administrative Agent and other Lenders.  Each Lender acknowledges and agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its decision to enter into this Agreement, and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement, the Notes, the Security Documents or any other document referred to or provided for herein or to inspect the properties or books of the Borrower.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Winstead Sechrest & Minick P.C. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each Lender will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.7          Action by Administrative Agent.  Except for action or other matters expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall (i) receive written instructions from the Majority Lenders (or, as applicable, a Super Majority of Lenders or all Lenders) any of the Lenders as expressly provided herein specifying the action to be taken, and (ii) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions of the Majority Lenders (or , as applicable, a Super Majority of Lenders or all Lenders) and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders.  If a Default has occurred and is continuing, the Administrative Agent shall take such action with respect to such Default as shall be directed by the Majority Lenders (or, as applicable, a Super Majority of Lenders or all Lenders) in the written instructions (with indemnities) described in this Section 11.7, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement and the Security Documents or applicable law.

Section 11.8          Resignation or Removal of Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent with the consent of the Borrower, which consent shall not be unreasonably withheld.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders  in accordance with the foregoing provisions, and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent.  Upon the acceptance of such appointment hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article XI and Section 12.2 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

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ARTICLE XII

MISCELLANEOUS

Section 12.1          Expenses.  The Borrower hereby agrees to pay on demand: (a) all costs and expenses of the Administrative Agent in connection with the administration of, and preparation, negotiation, execution, and delivery of, this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for the Administrative Agent, (b) all costs and expenses of the Administrative Agent and each Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of legal counsel, advisors, consultants, and auditors for the Administrative Agent, (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents, (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by this Agreement or any other Loan Document, and (e) all other costs and expenses incurred by the Administrative Agent in connection with this Agreement or any other Loan Document, any litigation, dispute, suit, proceeding or action; the enforcement of its rights and remedies, protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including the Administrative Agent's internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of the Borrower, and promptly reimburse the Administrative Agent for all amounts expended, advanced or incurred by the Administrative Agent or the Lenders to satisfy any obligation of the Borrower under this Agreement or any Security Document.

Section 12.2          INDEMNIFICATION.  (a) THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY THE BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF THE BORROWER OR ANY SUBSIDIARY OR ANY OTHER OBLIGATED PARTY, (E) THE USE OR PROPOSED USE OF ANY LOAN OR LETTER OF CREDIT, (F) ANY AND ALL TAXES, LEVIES, DEDUCTIONS, OR CHARGES IMPOSED ON THE LENDER OR ANY OF THE LENDER'S CORRESPONDENTS IN RESPECT OF ANY LETTER OF CREDIT, OR (G) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING.  WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) ARISING OUT OF OR RESULTING FROM THE SOLE CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON EXCLUDING, HOWEVER, NEGLIGENCE IN THE PERFORMANCE OF, OR ADMINISTRATION UNDER THE LOAN DOCUMENTS.  NOTWITHSTANDING THE FOREGOING, NO PERSON SHALL BE INDEMNIFIED HEREUNDER FOR ACTS OR OMISSIONS ARISING OUT OF OR RESULTING FROM SUCH PERSON'S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD.

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(b)               To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any indemnitee under Section 12.2(a) above, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Section 12.3          Limitation of Liability.  Neither the Administrative Agent, each Lender nor any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent  and any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  The Borrower hereby waives, releases, and agrees not to sue the Administrative Agent or any Lender or any of the Administrative Agent or Lender's Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

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Section 12.4          No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Administrative Agent except for gross negligence, willful misconduct or fraud, shall have the right to act exclusively in the interest of the person who hired them and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any other Person.

Section 12.5          Lenders Not Fiduciaries.  The relationship between the Borrower, on one hand, and the Administrative Agent and each Lender, on the other hand, is solely that of debtor and creditor, and the Administrative Agent and such Lenders have no fiduciary or other special relationship with the Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower and the Administrative Agent and the Lenders to be other than that of debtor and creditor.

Section 12.6          Equitable Relief.  The Borrower recognizes that in the event the Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to the Administrative Agent and the Lenders.  The Borrower therefore agrees that the Administrative Agent and such Lenders, if the Administrative Agent and such Lender so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 12.7          No Waiver; Cumulative Remedies.  No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 12.8          Successors and Assigns.  This Agreement is binding upon and shall inure to the benefit of the Administrative Agent and each Lender and the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights, duties or obligations under this Agreement or the other Loan Documents without the prior written consent of the Administrative Agent and the Majority Lenders.

Section 12.9          Survival.  All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by the Administrative Agent  and the Lenders or any closing shall affect the representations and warranties or the right of the Administrative Agent and the Lenders to rely upon them. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations of the Borrower under Sections 12.1 and 12.2 shall survive repayment of the Note and termination of the Commitment.

Section 12.10      ENTIRE AGREEMENT.  THIS AGREEMENT, THE NOTE, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO.  THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

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Section 12.11      Amendments, Etc.  Any provision of this Agreement or any Security Document to which the Borrower is a party may be amended, modified or waived with the Borrower's and the Majority Lenders' prior written consent; provided that (i) no amendment, modification or waiver which extends the final maturity or scheduled payment dates of the Loans, increases the Revolving Credit Commitment or Term Loan Commitment, forgives the principal amount or reduces any scheduled principal payment of any Loans outstanding under this Agreement, releases any guarantor of the Obligations or releases all or substantially all of the collateral, reduces the interest rate applicable to the Loans or the fees payable to the Lenders generally, or modifies the definition of "Majority Lenders" shall be effective without consent of all Lenders, and (ii) no amendment, modification or waiver of (A) any subordination agreement with Fireline, (B) the definition of Subordinated Debt or (C) Sections 8.3 and 8.4 of this Agreement shall be effective without the consent of a Super Majority of the Lenders.

Section 12.12      Notices.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or subject to the last sentence hereof electronic mail address specified for notices below the signatures hereon or to such other address as shall be designated by such party in a notice to the other parties.  All such other notices and other communications shall be deemed to have been given or made upon the earliest to occur of (i) actual receipt by the intended recipient or (ii) (A) if delivered by hand or courier, when signed for by the designated recipient; (B) if delivered by mail, four business days after deposit in the mail, postage prepaid; (C) if delivered by facsimile when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of the last sentence below) when delivered; provided, however, that notices and other communications pursuant to Article II shall not be effective until actually received by the Administrative Agent.  Electronic mail and intranet websites may be used only to distribute only routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

Section 12.13      Governing Law; Venue; Service of Process.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America.  This Agreement has been entered into in Dallas County, Texas, and it shall be performable for all purposes in Dallas County, Texas.  Any action or proceeding against the Borrower under or in connection with any of the Loan Documents may be brought in any state or federal court in Dallas County, Texas.  The Borrower hereby irrevocably (a) submits to the nonexclusive jurisdiction of such courts, and (b) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum.  The Borrower agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 12.11.  Nothing herein or in any of the other Loan Documents shall affect the right of the Lender to serve process in any other manner permitted by law or shall limit the right of the Administrative Agent and each Lender to bring any action or proceeding against the Borrower or with respect to any of its property in courts in other jurisdictions.  Any action or proceeding by the Borrower against the Administrative Agent and any Lender shall be brought only in a court located in Dallas County, Texas.

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Section 12.14      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.15      Severability.  Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 12.16      Headings.  The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 12.17      Conflicts.  In the event of any conflict between this Agreement and any other Loan Document, this Agreement will prevail.

Section 12.18      Assignments and Participations.

(a)                The Borrower may not assign its rights or obligations hereunder or under the Notes or any Letters of Credit without the prior consent of all of the Lenders and the Administrative Agent.

(b)               Any Lender may, upon the written consent of the Administrative Agent and, if no Event of Default has occurred and is continuing, the Borrower (which consent will not be unreasonably withheld), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement pursuant to an Assignment Agreement substantially in the form of Exhibit E (an "Assignment"); provided, however, that (i) any such assignment shall assign proportionate amounts (if less than all) in each of such Assignor's Loans and Commitments, (ii) any such assignment shall be in the amount of at least $2,000,000 or such lesser amount to which the Borrower has consented and (iii) the assignee or assignor shall pay to the Administrative Agent a processing and recordation fee of $5,000 for each assignment.  Any such assignment will become effective as of the date provided therein upon the execution and delivery to the Administrative Agent of the Assignment and the consent of the Administrative Agent and, if applicable, the Borrower.  Promptly after receipt of an executed Assignment, the Administrative Agent shall send to the Borrower a copy of such executed Assignment.  Upon receipt of such executed Assignment, the Borrower, will, at its own expense, execute and deliver new Notes to the assignor and/or assignee, as appropriate, in accordance with their respective interests as they appear.  Upon the effectiveness of any assignment pursuant to this Section 12.18(b), the assignee will become a "Lender," if not already a "Lender," for all purposes of this Agreement and the Security Documents.  The assignor shall be relieved of its obligations hereunder from and after the effective date thereof to the extent of such assignment (and if the assigning Lender no longer holds any rights or obligations under this Agreement, such assigning Lender shall cease to be a "Lender" hereunder except that its rights under Section 12.3 shall not be affected).  The Administrative Agent will prepare on the last Business Day of each month during which an assignment has become effective pursuant to this Section 12.18(b), a new Annex I giving effect to all such assignments effected during such month, and will promptly provide the same to the Borrower and each of the Lenders.

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(c)                Each Lender may transfer, grant or assign participations in all or any part of such Lender's interests hereunder pursuant to this Section 12.18(c) to any Person, provided that: (i) such Lender shall remain a "Lender" for all purposes of this Agreement and the transferee of such participation shall not constitute a "Lender" hereunder; and (ii) no participant under any such participation shall have rights to approve any amendment to or waiver of any of the Loan Documents except to the extent such amendment or waiver would (x) forgive any principal owing on any Obligations or extend the final maturity of the Loans in which such participant is participating, (y) reduce the interest rate (other than as a result of waiving the applicability of any post-default increases in interest rates) or fees applicable to any of the Commitments or Loans or Letters of Credit in which such participant is participating, or postpone the payment of any thereof, or (z) release any guarantor of the Obligations or release all or substantially all of the collateral (except as provided in the Loan Documents) supporting any of the Commitments or Loans or Letters of Credit in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the Security Documents (the participant's rights against the granting Lender in respect of such participation to be those set forth in the agreement with such Lender creating such participation), and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.  In addition, each agreement creating any participation must include an agreement by the participant to be bound by the provisions of Section 12.2 for the benefit of the Borrower.

(d)               The Lenders may furnish any information concerning the Borrower in the possession of the Lenders from time to time to assignees and participants (including prospective assignees and participants); provided that, such Persons agree to be bound by the provisions of Sections 12.2 and 12.27 for the benefit of the Borrower.

(e)                Notwithstanding anything in this Section 12.18 to the contrary, any Lender may assign and pledge all or any of its Notes to any Federal Reserve Bank.  No such assignment and/or pledge shall release the assigning and/or pledging Lender from its obligations hereunder.

(f)                 Notwithstanding any other provisions of this Section 12.18, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower (i) to file a registration statement or make other filings with the SEC (ii) to qualify the Loans under the "Blue Sky" laws of any state, or (iii) to contravene the prohibited transactions restrictions of Sections 4975 of the code or Sections 406 or 407 of ERISA.

Section 12.19      Invalidity.  In the event that any one or more of the provisions contained in any of the Loan Documents or the Letters of Credit, or the Letter of Credit Agreements shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Notes, this Agreement or any other Loan Document.

Section 12.20      Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

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Section 12.21      Construction.  The Borrower, the Administrative Agent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Borrower, the Administrative Agent and each Lender.

Section 12.22      Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 12.23      WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

Section 12.24      Additional Interest Provision.  It is expressly stipulated and agreed to be the intent of the Borrower, the Administrative Agent and Lenders at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by any Note, any Loan Document, and the Related Indebtedness (or applicable United States federal law to the extent that it permits the Administrative Agent and the Lenders to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law).  If the applicable law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to any Note, any of the other Loan Documents or any other communication or writing by or between the Borrower and the Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of the Administrative Agent's exercise of the option to accelerate the maturity of any Note and/or any and all indebtedness paid or payable by the Borrower to the Administrative Agent and the Lenders pursuant to any Loan Document other than any Note (such other indebtedness being referred to in this Section as the "Related Indebtedness"), or (c) the Borrower will have paid or the Administrative Agent will have received by reason of any voluntary prepayment by the Borrower of any Note and/or the Related Indebtedness, then it is the Borrower's and the Administrative Agent and the Lenders' express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by the Administrative Agent shall be credited on the principal balance of any Note and/or the Related Indebtedness (or, if any Note and all Related Indebtedness have been or would thereby be paid in full, refunded to the Borrower), and the provisions of any Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if any Note has been paid in full before the end of the stated term of any such Note, then the Borrower and the Administrative Agent agree that the Administrative Agent shall, with reasonable promptness after the Administrative Agent discovers or is advised by the Borrower that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to the Borrower and/or credit such excess interest against such Note and/or any Related Indebtedness then owing by the Borrower to the Administrative Agent.  The Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against the Administrative Agent or any Lender, the Borrower will provide written notice to the Administrative Agent and such Lender, advising the Administrative Agent and such Lender in reasonable detail of the nature and amount of the violation, and the Lender shall have 60 days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to the Borrower or crediting such excess interest against the Note to which the alleged violation relates and/or the Related Indebtedness then owing by the Borrower to the Administrative Agent and such Lender.  All sums contracted for, charged, taken, reserved or received by the Lender for the use, forbearance or detention of any debt evidenced by any Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of such Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of any Note and/or the Related Indebtedness does not exceed the Maximum Lawful Rate from time to time in effect and applicable to such Note and/or the Related Indebtedness for so long as debt is outstanding.  In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to this Note and/or any of the Related Indebtedness.  Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of the Administrative Agent or any to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

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Section 12.25      Ceiling Election.  To the extent that the Administrative Agent and each Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Lawful Rate payable on any such Note and/or any other portion of the Indebtedness, the Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended.  To the extent United States federal law permits the Administrative Agent and each Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, the Administrative Agent and each Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Lawful Rate.  Additionally, to the extent permitted by applicable law now or hereafter in effect, the Administrative Agent and each Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Lawful Rate under such Chapter 303 or under other applicable law by giving notice, if required, to the Borrower as provided by applicable law now or hereafter in effect.

Section 12.26      USA Patriot Act Notice, Etc.  Each of the Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each other Obligated Party, which information includes the name and address of the Borrower and each other Obligated Party and other information that will allow the Administrative Agent and each Lender to identify the Borrower and each other Obligated Party in accordance with the Patriot Act.  In addition, the Borrower agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary of the Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the OFAC, the Department of the Treasury or included in any Executive Order, (b) not to use or permit the use of proceeds of the Obligations to violate any of the foreign asset control regulations of the OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, or cause its Subsidiaries to comply, with the applicable laws.

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Section 12.27      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders, the Issuing Bank and any participants or assigns agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i)  any assignee of or participant in (which assignees and participants shall themselves be subject to this Section 12.27), or any prospective assignee of or participant in (which assignees and participants shall themselves be subject to this Section 12.27), any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 12.27 or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, "Information" means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, other than disclosures made pursuant to Section 7.1(h) regarding pending acquisitions, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.27 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each of the Administrative Agent, the Lenders and the Issuing Bank will handle such Information in accordance with applicable laws, including Federal and state securities laws.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

HOME SOLUTIONS OF AMERICA, INC.

By:   /s/ Jeff Mattich
            Jeff Mattich
            Chief Financial Officer

Address for Notices:
Home Solutions of America, Inc.
1500 Dragon Street, Suite B
Dallas, TX  75207
Phone No.:  (214) 623-8446
Fax No.:  (214) 333-9435
Attention:  Jeff Mattich
e-mail:  Jeff@homcorp.com

ADMINISTRATIVE AGENT:

TEXAS CAPITAL BANK,
NATIONAL ASSOCIATION,
as Administrative Agent

By:  /s/ Ronald K. Baker
            Ronald K. Baker
            Executive Vice President

Address for Notices:
2100 McKinney Avenue, Suite 900
Dallas, TX  75201
Phone No.:  (214) 932-6665
Fax No.:  (214) 932-6604
Attention:  Ronald K. Baker
e-mail:  ron.baker@texascapitalbank.com

LOAN AGREEMENT - Signature Page

LENDERS:

TEXAS CAPITAL BANK,
NATIONAL ASSOCIATION,
as Lender

By:  /s/ Ronald K. Baker
            Ronald K. Baker
            Executive Vice President

Address for Notices:
2100 McKinney Avenue, Suite 900
Dallas, TX  75201
Phone No.:  (214) 932-6665
Fax No.:  (214) 932-6604
Attention:  Ronald K. Baker
e-mail:  ron.baker@texascapitalbank.com

LOAN AGREEMENT - Signature Page

AMEGY BANK, N.A.,
as Lender

By:  /s/  Stephanie Flores
             Stephanie Flores
             Vice President

Address for Notices:
1807 Ross Avenue, Suite 400
Dallas, Texas 75201
Phone No.:  (214) 754-9437
Fax No.:  (214) 754-6640
Attention:  Stephanie Flores
e-mail:  Stephanie.flores@amegybank.com

LOAN AGREEMENT - Signature Page

BANK OF OKLAHOMA, NA,
as Lender

By:   /s/   David Lamb
              David Lamb
              Senior Vice President, Lending Officer

Address for Notices:
P.O. Box 2300, 8th Floor
Tulsa, Oklahoma 74192
Phone No.:  (918) 588-8685
Fax No.:  (918) 295-0400
Attention:  David Lamb
e-mail:  dlamb@bokf.com

LOAN AGREEMENT - Signature Page

COMPASS BANK, as Lender By: /s/ Key Coker Key Coker Executive Vice President
Address for Notices: 8080 North Central Expressway, Suite 250 Dallas, Texas 75206 Phone No.: (214) 706-8044 Fax No.: (214) 346-2746 Attention: Key Coker e-mail: key.coker@compassbank.com

LOAN AGREEMENT - Signature Page